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                       November 9, 2022

       Margaret Stapleton
       Chief Financial Officer
       Century Casinos, Inc.
       455 E. Pikes Peak Avenue, Suite 210
       Colorado Springs, Colorado 80903

                                                        Re: Century Casinos,
Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2021
                                                            Filed March 8, 2022
                                                            File No. 000-22900

       Dear Margaret Stapleton:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction